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                                                                     EXHIBIT 4.1


CERTIFICATE NUMBER

PA

COMMON STOCK

INCORPORATED UNDER THE LAWS
OF THE STATE OF DELAWARE

PAR VALUE ONE CENT

SEE REVERSE FOR CERTAIN DEFINITIONS
CUSIP 74267C 10 6


SHARES

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF

ProAssurance Corporation

transferable on the books of the Company in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the seal of the Company and the signatures of its duly authorized officers.

Dated:

Secretary


Chairman and Chief Executive Officer


COUNTERSIGNED AND REGISTERED:
MELLON INVESTOR SERVICES, LLC

TRANSFER AGENT
AND REGISTRAR,
BY


AUTHORIZED OFFICER